Exhibit 99.4

NEWS RELEASE
Contacts:	Steven J. Janusek
Executive Vice President & CFO
sjanusek@reddyice.com
800-683-4423

REDDY ICE ANNOUNCES PRICING OF ADDITIONAL $30 MILLION OF
SENIOR SECURED NOTES BY ITS OPERATING SUBSIDIARY

MARCH 3, 2010 — DALLAS, TEXAS - Reddy Ice Holdings, Inc. (NYSE: FRZ) (the “Company”) today announced that Reddy Ice Corporation, a Nevada corporation and wholly-owned subsidiary of the Company (“Reddy Corp”), has priced an offering of an additional $30 million aggregate principal amount of 11.25% senior secured notes due 2015 (the “Additional Notes”). The issue price is 100% of the principal amount of the Additional Notes.  The Company offered and priced $270 million aggregate principal amount of 11.25% senior secured notes due 2015 on February 26, 2010 (the “Initial Notes”).

The Additional Notes have the same terms and will be part of the same series as the Initial Notes and will be pari passu with, and vote together with the holders of, the Initial Notes on any matters submitted to the holders of the Initial Notes.  The closing of the sale of the Additional Notes, which is subject to customary conditions, including the concurrent issuance of the Initial Notes, the concurrent closing of Reddy Corp’s new revolving credit facility and the concurrent initial closing of Reddy Corp’s exchange offer and consent solicitation for the Company’s existing 10 1/2% senior discount notes due 2012, is expected to occur on March 15, 2010.

Reddy Corp intends to use the net proceeds of the offering for general corporate purposes.  The Additional Notes will be guaranteed by the Company and by Reddy Corp’s future domestic restricted subsidiaries, and the Additional Notes and the guarantees will be secured by a first-priority lien on substantially all the tangible and intangible assets of Reddy Corp, the Company and any such restricted subsidiaries.

The Additional Notes have not been registered under the Securities Act of 1933, as amended, or applicable state securities laws, and will be offered only to qualified institutional buyers in reliance on Rule 144A and in offshore transactions pursuant to Regulation S under the Securities Act of 1933, as amended. Unless so registered, the Additional Notes may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws, and will therefore be subject to substantial restrictions on transfer. Reddy Corp will be obligated to consummate an offer to exchange the Additional Notes for registered notes following the issuance of the Additional Notes.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state in which such offer,

solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

ABOUT REDDY ICE

Reddy Ice Holdings, Inc. is the largest manufacturer and distributor of packaged ice in the United States. With approximately 2,000 year-round employees, the Company sells its products primarily under the widely known Reddy Ice® brand to a variety of customers in 33 states and the District of Columbia.  The Company provides a broad array of product offerings in the marketplace through traditional direct store delivery, warehouse programs and its proprietary in-store bagging technology, The Ice Factory®.  Reddy Ice serves most significant consumer packaged goods channels of distribution, as well as restaurants, special entertainment events, commercial users and the agricultural sector.

This press release contains various “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s belief as well as assumptions made by and information currently available to management.   Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct.  Such statements contain certain risks, uncertainty and assumptions. Should one or more of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected.